FOR IMMEDIATE RELEASE

December 21, 2011

Contact:

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,  December 21, 2011…….Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition on December 20, 2011, of a 51,200 square foot industrial building located at 4170 Columbia Road, Lebanon, Ohio, at a purchase price of $5.1 million. The property is net-leased for 7.5 years to Siemens Real Estate, a division of Siemens AG.

The building is situated on approximately 5.3 acres and has expansion capabilities. This is a brand new construction by Crescent Development.

Michael P. Landy, COO, commented, “We are very pleased to add this A+ rated tenant to our high quality roster. Siemens has been in this area for over 40 years and needed a modern facility. This facility is well located with excellent interstate highway access.  We look forward to building a strong long-term relationship with Siemens as we enjoy with our other tenants.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company’s property portfolio consists of sixty-eight industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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